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                                                                    EXHIBIT 99.1

CONTACT:

Debra L. Nelson
Chief Financial Officer
Ibis Technology Corporation
(978) 777-4247

FOR IMMEDIATE RELEASE


                IBIS TECHNOLOGY ANNOUNCES COST REDUCTION ACTIONS

DANVERS, MA, May 31, 2001 -- Ibis Technology Corporation (NASDAQ: IBIS), the leading provider of SIMOX-SOI implantation equipment and wafers to the worldwide semiconductor industry, today announced it has implemented a series of cost-reduction measures in light of the continuing downturn of the semiconductor and telecommunications industries.

"As a result of our revised outlook, reported in a press release on April 12, we have implemented several cost-cutting programs, including reducing headcount by approximately 14 percent, cutting pay for senior executives, and lowering non-essential discretionary spending," said Martin J. Reid, president and chief executive officer of Ibis Technology Corporation. "The headcount reduction, which affected both temporary and regular full-time positions, is primarily the result of temporarily suspending the weekend night shift at Ibis' Danvers facility."

"Although reducing employee headcount is a painful measure," noted Reid, "we are focused on keeping our costs in line with revenue levels while maintaining our critical spending in key areas, such as introducing the new production-proven Advantox MLD process technology and the development of our new Ibis 2000 implanter for the production of both 200mm and 300mm SIMOX-SOI wafers. Interest in SIMOX-SOI remains high, as virtually all leading chip makers are moving forward with their advanced technology programs in spite of the industry slowdown. We have begun shipping Advantox MLD wafers in response to orders from several customers, and our cost-reduction initiatives will help assure that we are positioned to aggressively respond to future growth opportunities. At this point, we expect the growing adoption of our SIMOX-SOI technology to coincide with the predicted semiconductor industry recovery at the end of this year or early in 2002."

ABOUT IBIS TECHNOLOGY
Ibis Technology Corporation is the leading provider of SIMOX-SOI (Separation by IMplantation of OXygen-Silicon-On-Insulator) wafers and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site at http://www.ibis.com.



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IBIS TECHNOLOGY CORPORATION
May 31, 2001
Page Two



"SAFE HARBOR" STATEMENT: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the technology trends in the semiconductor and telecommunications industries, the impact of such trends on the Company's business, the semiconductor industry's adoption of SIMOX-SOI technology and the timing of the predicted semiconductor industry recovery. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings. All information set forth in this press release is as of May 31, 2001, and Ibis undertakes no duty to update this information unless required by law.


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